                                                                       Exhibit 2

                            AGREEMENT OF JOINT FILING

                  In accordance with Rule 13d-1(f), promulgated under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing on behalf of each of them of a Statement on Schedule 13G, and any amendments thereto, with respect to the Series A Convertible Preferred Stock, $.01 par value per share, of Oglebay Norton Company and that this Agreement may be included as an Exhibit to such filing.

                  Each of the undersigned parties represents and warrants to the other that the information contained in any amendment thereto about it will be, true, correct and complete in all material respects and in accordance with all applicable laws. Each of the undersigned parties agrees to inform the other of any changes in such information or of any additional information which would require any amendment to the Schedule 13G and to promptly file such amendment.

                  Each of the undersigned parties agrees to indemnify the other for any losses, claims, liabilities or expenses (including reasonable legal fees and expenses) resulting from, or arising in connection with, the breach by such party of any representations, warranties or agreements in this Agreement.

                  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same Agreement.

                  IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of April 15, 2005.

                          AMERICAN INTERNATIONAL GROUP, INC.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name: Win J. Neuger
                          Title: Executive Vice President and
                                   Chief Investment Officer


                          AIG GLOBAL ASSET MANAGEMENT HOLDINGS CORP.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name: Win J. Neuger
                          Title: Chairman and Chief Executive Officer



                          AIG GLOBAL INVESTMENT CORP.


                          By /s/ Win J. Neuger
                          -------------------------------------------
                          Name: Win J. Neuger
                          Title: Chairman and Chief Executive Officer

              [LETTERHEAD OF AMERICAN INTERNATIONAL GROUP, INC.]



                                                                  April 15, 2005

TRANSMITTED VIA EDGAR
---------------------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                Re: Schedule 13G Relating to Series A Convertible Preferred
                    Stock, $.01 Par Value, of Oglebay Norton Company

Dear Sirs:

                Transmitted herewith for filing on behalf of American International Group, Inc. and pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, is a Statement on Schedule 13G which relates to the Series A Convertible Preferred Stock, $.01 par value, of Oglebay Norton Company.

                One copy of the enclosed Schedule 13G is being delivered to Oglebay Norton Company.

                Please direct questions regarding this filing to the undersigned at (212) 770-6879.

                                                        Sincerely yours,

                                                        /s/ John M. Cafiero
                                                        -----------------------
                                                            John M. Cafiero


Enclosure